EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Record 2017 Fourth Quarter and Full Year Results

•	Increased quarterly cash distribution by 2.9% sequentially, or 12% compared to the fourth quarter 2016 distribution, to $0.3864 per unit, the twelfth consecutive quarterly increase in distributions

•	Record quarterly net income attributable to the Partnership of $15.5 million

•	Record quarterly MLP distributable cash flow of $16.8 million

•	Quarterly and annual distribution coverage ratio of 1.35x and 1.24x, respectively
Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported record net income attributable to the Partnership of $15.5 million, or $0.46 per limited partner unit, for the three months ended December 31, 2017, an increase of $4.6 million compared to fourth quarter 2016 net income attributable to the Partnership of $10.9 million. The increase in net income attributable to the Partnership as compared to the prior-year period was primarily due to the Partnership's increased ownership interest in Westlake Chemical OpCo LP ("OpCo") effective as of July 1, 2017 and increased production at OpCo's Calvert City, Kentucky facility, following its 100 million pound expansion completed in April 2017, and Petro 1 facility in Lake Charles, Louisiana. Cash flows from operations in the fourth quarter of 2017 were $135.4 million, an increase of $25.0 million compared to fourth quarter 2016 cash flows from operations of $110.4 million. The increase in cash flows from operations was due to increased production at OpCo's facilities and a decrease in working capital. For the three months ended December 31, 2017, MLP distributable cash flow was a record $16.8 million, an increase of $5.0 million compared to fourth quarter 2016 MLP distributable cash flow of $11.8 million. The increase in MLP distributable cash flow as compared to the prior-year period was due to the Partnership's increased ownership interest in OpCo, higher production volume, and lower maintenance capital expenditures.
Fourth quarter 2017 net income attributable to the Partnership of $15.5 million, or $0.46 per limited partner unit, increased by $2.1 million from third quarter 2017 net income attributable to the Partnership of $13.4 million due to increased production at all of OpCo's facilities. Fourth quarter 2017 cash flows from operations of $135.4 million decreased by $4.2 million compared to third quarter 2017 cash flows from operations of $139.6 million. The decrease in cash flows from operations was primarily due to increased working capital, partially offset by increased production at OpCo's facilities. Fourth quarter 2017 MLP distributable cash flow of $16.8 million increased by $1.3 million compared to third quarter 2017 MLP distributable cash flow of $15.5 million primarily due to the increased production at OpCo's facilities.
Net income attributable to the Partnership of $48.7 million, or $1.72 per limited partner common unit, for the year ended December 31, 2017 increased by $7.8 million compared to 2016 net income attributable to the Partnership of $40.9 million. The increase in net income attributable to the Partnership as compared to the prior year was due to the Partnership's increased ownership interest in OpCo and increased production at all of OpCo's facilities following the completion of expansion projects at OpCo's Petro 1 and Calvert City facilities, partially offset by certain reimbursements from Westlake Chemical Corporation ("Westlake") under the Ethylene Sales Agreement which were recorded in 2016. Cash flows from operations in 2017 were $537.4 million, an increase of $249.7 million compared to 2016 cash flows from operations of $287.7 million. The increase in cash flows from operations was due to increased production at OpCo's facilities, a decrease in working capital and lower turnaround expenditures as compared to the prior year. 2017 MLP distributable cash flow of $54.7 million increased by $22.3 million compared to 2016 MLP distributable cash flow of $32.4 million. The increase in MLP distributable cash flow as compared to the prior year was due to the Partnership's increased ownership interest in OpCo, higher production volumes at all of OpCo's facilities, and lower maintenance capital expenditures.

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On September 29, 2017, the Partnership issued and sold 5,175,000 common units representing limited partner interests in the Partnership for $113.9 million. The Partnership used the net proceeds of the public offering and approximately $118.6 million of borrowings under the $600 million senior unsecured revolving credit agreement with a subsidiary of Westlake to acquire an additional 5% interest in OpCo for $229.2 million, effective as of July 1, 2017.
On January 29, 2018, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, announced a quarterly distribution for the fourth quarter of 2017 of $0.3864 per limited partner unit to be payable on February 23, 2018 to unit holders of record as of February 8, 2017. The fourth quarter 2017 distribution increased 12% compared to the fourth quarter 2016 distribution and 2.9% compared to the third quarter 2017 distribution. MLP distributable cash flow provided coverage of 1.35x the declared distributions for the fourth quarter of 2017.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
"We are pleased with the Partnership's performance for the fourth quarter and full year of 2017. This year we completed the 100 million pound expansion of OpCo's Calvert City facility, the first public offering since our initial public offering in August 2014, and the first dropdown transaction since May 2015. This quarter we increased our distribution for the twelfth consecutive quarter, with our current distribution 40.5% higher than the minimum quarterly distribution established in August 2014. The stability in earnings and cash flows provided by OpCo's sales agreement with Westlake provides a foundation for continued growth, and we continue to evaluate all four of our levers of growth to deliver value to our stakeholders," said Albert Chao, President and Chief Executive Officer.
The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to continued growth, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC in March 2017.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow and EBITDA to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation, amortization and disposition of property, plant and equipment, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. Because MLP distributable cash flow and EBITDA may be defined differently by other companies in our industry, our definitions of MLP distributable cash flow and EBITDA may not be comparable to similarly titled measures of other companies.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, Texas, the Partnership owns an 18.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' fourth quarter and full year 2017 results will be held Tuesday, February 20, 2018 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 638-4814 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 8057838.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on February 27, 2018. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 8057838.
The conference call will also be available via webcast at: https://edge.media-server.com/m6/p/m3tyc2qg and the earnings release can be obtained via the Partnership web page at: http://investors.wlkpartners.com/CorporateProfile.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$261,113	$246,860	$973,081	$853,719
Net co-product, ethylene and other sales—third parties	47,532	47,077	199,900	133,017
Total net sales	308,645	293,937	1,172,981	986,736
Cost of sales	197,913	188,202	769,314	595,405
Gross profit	110,732	105,735	403,667	391,331
Selling, general and administrative expenses	7,741	7,154	29,260	24,887
Income from operations	102,991	98,581	374,407	366,444
Other income (expense)
Interest expense—Westlake	(4,269)	(5,226)	(21,861)	(12,607)
Other income (expense), net	(52)	371	1,792	601
Income before income taxes	98,670	93,726	354,338	354,438
Provision for income taxes	355	145	1,280	1,035
Net income	98,315	93,581	353,058	353,403
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	82,769	82,730	304,388	312,463
Net income attributable to Westlake Partners	$15,546	$10,851	$48,670	$40,940

Net income per limited partner unit attributable to Westlake Partners (basic and diluted)
Common units	$0.46	$0.39	$1.72	$1.50
Subordinated units	$—	$0.39	$1.43	$1.50

Distributions declared per unit	$0.3864	$0.3450	$1.4819	$1.3230

MLP distributable cash flow	$16,808	$11,762	$54,700	$32,405

Distribution declared
Limited partner units—public	$6,999	$4,463	$23,114	$17,116
Limited partner units—Westlake	5,457	4,872	20,928	18,684
Incentive distribution rights	614	142	1,666	281
Total distribution declared	$13,070	$9,477	$45,708	$36,081
EBITDA	$130,422	$129,690	$490,184	$465,255

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2017	December 31, 2016

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$27,008	$88,900
Receivable under the Investment Management Agreement—Westlake Chemical Corporation ("Westlake")	136,510	—
Accounts receivable, net—Westlake	43,884	126,977
Accounts receivable, net—third parties	18,083	12,085
Inventories	5,590	3,934
Prepaid expenses and other current assets	314	269
Total current assets	231,389	232,165
Property, plant and equipment, net	1,196,245	1,222,238
Other assets, net	87,642	100,825
Total assets	$1,515,276	$1,555,228

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$40,240	$37,777
Long-term debt payable to Westlake	473,960	594,629
Other liabilities	2,327	1,859
Total liabilities	516,527	634,265
Common unitholders—public	411,228	297,367
Common unitholder—Westlake	50,265	4,813
Subordinated unitholder—Westlake	—	42,534
General partner—Westlake	(241,958)	(242,430)
Accumulated other comprehensive income	279	200
Total Westlake Partners partners' capital	219,814	102,484
Noncontrolling interest in OpCo	778,935	818,479
Total equity	998,749	920,963
Total liabilities and equity	$1,515,276	$1,555,228

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve months ended December 31,
	2017	2016

	(In thousands of dollars)
Cash flows from operating activities
Net income	$353,058	$353,403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	113,985	98,210
Other balance sheet changes	70,314	(163,887)
Net cash provided by operating activities	537,357	287,726
Cash flows from investing activities
Additions to property, plant and equipment	(68,858)	(299,638)
Receivables under The Investment Management Agreement - Westlake	(136,172)	—
Other	1,801	157
Net cash used for investing activities	(203,229)	(299,481)
Cash flows from financing activities
Net proceeds from common unit offering	110,698	—
Proceeds from debt payable to Westlake	165,257	212,175
Repayment of debt payable to Westlake	(285,926)	(1,552)
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(343,932)	(244,590)
Quarterly distributions to unitholders	(42,117)	(34,937)
Net cash used for financing activities	(396,020)	(68,904)
Net decrease in cash and cash equivalents	(61,892)	(80,659)
Cash and cash equivalents at beginning of the year	88,900	169,559
Cash and cash equivalents at end of the year	$27,008	$88,900

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three months ended December 31,		Twelve months ended December 31,
	2017	2017	2016	2017	2016
	(In thousands of dollars)

Net cash provided (used) by operating activities	$139,630	$135,441	$110,356	$537,357	$287,726
Changes in operating assets and liabilities and other	(57,385)	(37,126)	(16,775)	(184,299)	65,677
Net Income	$82,245	$98,315	$93,581	$353,058	$353,403
Add:
Depreciation, amortization and disposition of property, plant and equipment	31,790	27,889	30,738	117,128	98,210
Less:
Contribution to turnaround reserves	(7,778)	(7,939)	(6,051)	(30,580)	(40,014)
Maintenance capital expenditures	(9,827)	(9,694)	(16,744)	(37,775)	(120,353)
Incentive distribution rights	(498)	(614)	(142)	(1,666)	(281)
Distributable cash flow attributable to noncontrolling interest in OpCo	(80,454)	(91,149)	(89,620)	(345,465)	(258,560)
MLP distributable cash flow	$15,478	$16,808	$11,762	$54,700	$32,405

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF EBITDA TO NET INCOME AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three months ended December 31,		Twelve months ended December 31,
	2017	2017	2016	2017	2016
	(In thousands of dollars)

Net cash provided (used) by operating activities	$139,630	$135,441	$110,356	$537,357	$287,726
Changes in operating assets and liabilities and other	(57,385)	(37,126)	(16,775)	(184,299)	65,677
Net Income	$82,245	$98,315	$93,581	$353,058	$353,403
Add:
Depreciation and amortization	29,053	27,483	30,738	113,985	98,210
Interest expense	6,190	4,269	5,226	21,861	12,607
Provision for income taxes	325	355	145	1,280	1,035
EBITDA	$117,813	$130,422	$129,690	$490,184	$465,255